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                                                                  Exhibit 10.45

                             1993 SHARE OPTION PLAN
                                       OF
                          CORPORATE PROPERTY INVESTORS

            1. Adoption and Purpose of the Plan. Corporate Property Investors ("CPI") hereby adopts this share option plan (the "Plan") to provide for the grant of share options to Trustees and employees of CPI. The general purpose of the Plan is to promote the interests of CPI by providing to Trustees and employees additional incentives to continue and increase their efforts with respect to, and (in the case of employees) to remain in the employ of, CPI.

            2. Stock Subject to the Plan. There will be reserved for issuance upon the exercise of options to be granted from time to time under the Plan an aggregate of 1,000,000 Series A Common Shares of Beneficial Interest of CPI ("Common Shares"). Such shares may be in whole or in part, as the Board of Trustees of CPI (the "Board") shall from time to time determine, authorized and unissued Common Shares or issued Common Shares that shall have been reacquired by CPI. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Common Shares subject thereto shall again be available for the purposes of the Plan.

            3. Administration. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the terms of all options granted under the Plan (which need not be identical) including, without limitation, the purchase price of the Common Shares covered by each option, the individuals to whom, and the time or times at which, options shall be granted, the number of Common Shares to be subject to each option, when an option can be exercised and whether in whole or in installments. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to CPI's success and such other factors as the Committee in its discretion shall deem relevant; provided, however, that each time options are granted to non-employee Trustees of CPI, all such Trustees shall be offered options for the same number of Common Shares and with the same terms

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and provisions. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this section 3 shall be conclusive. No officer or former officer of CPI who is a Trustee shall serve as a member of the Committee.

            The Committee shall select one of its members as Chairman of the Committee, and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of its members. Any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

            4. Eligibility and Types of Options. Options may be granted only to Trustees (whether or not employees), officers and other salaried employees of CPI. A Trustee, officer or employee who has been granted an option may be granted an additional option or options. The eligibility of non-employee Trustees to receive options shall be subject to the approval of the shareholders of CPI at the 1994 Annual Meeting; if such approval is not received, then any option theretofore granted to a non-employee Trustee shall terminate. Any options granted to non-employee Trustees prior to the 1994 Annual Meeting shall not be exercisable until after the date of such Meeting.

            Nothing contained in the Plan shall be construed to limit the right of CPI to grant options otherwise than under the Plan in connection with the acquisition by purchase, lease, consolidation or otherwise of the business and assets of any corporation, firm or association, including options granted to employees thereof who become employees of CPI, or for other proper purposes.

            In no event shall an option be granted to any person who, if such option were exercised in full immediately after the grant thereof, would own Common Shares such that CPI would not qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the "Code").

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            All options granted under the Plan shall be non-qualified stock options unless the Committee shall determine with respect to any particular option grant that it shall be an "incentive stock option" within the meaning of
Section 422(b) of the Code. No incentive stock option may be granted to a non-employee Trustee or to an employee who owns more than 10% of the combined voting power of all classes of shares of CPI. Each incentive stock option shall not be exercisable in any one calendar year for Common Shares having a value greater than the $100,000 limitation prescribed by Section 422(d) of the Code, such value to be determined on the basis of the Fair Market Value of a Common Share (as defined in section 5) on the date of grant of the option, and shall otherwise have such terms and provisions as are provided in the Plan. The exercise of an incentive stock option shall be subject to the approval of the right to grant incentive stock options by the shareholders of CPI at the 1994 Annual Meeting; if such approval is not received, then any incentive stock option granted by the Committee prior to such meeting shall continue unchanged, except that it shall be a nonqualified stock option and shall not contain any provisions stated in the Plan to be applicable to incentive stock options. Any incentive stock option granted prior to the 1994 Annual Meeting shall not be exercisable until after the date of such Meeting.

            5. Option Prices. The purchase price of the Common Shares under each option shall be equal to the Fair Market Value of a Common Share on the date of grant of the option. The "Fair Market Value of a Common Share" as used in the Plan shall be at any time (i) the then most recent net asset value per Common Share as adjusted to appropriately reflect the assumed conversion into Common Shares of any outstanding convertible securities of CPI that have a conversion price for Common Shares less than the net asset value otherwise determined hereunder, plus an amount equal to (x) the equity in Corporate Realty Consultants, Inc. ("CRC"), available with respect to the Common Shares (including Common Shares subject to options) divided by (y) the adjusted number of Common Shares used in determining such net asset value per Common Share, all as most recently determined by Landauer Associates, Inc. (or such successor or other independent firm as shall at the time be retained by the Trustees of CPI to appraise the net asset value of CPI), or (ii) if since the date of such most recent appraisal there has been a sale or issuance in one or more closely related transactions of at least $1,000,000 worth of Common Shares and related interests in CRC at a different

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price, the most recent such different price; provided, however, that such sale or issuance must be an arms-length transaction (or series of transactions) between unaffiliated parties, must involve two United States parties or non-United States parties under circumstances having substantially the same tax consequences as would be the case if United States parties were involved, and, if CPI is not a party to the transaction (or series of transactions), at least one of the parties must notify CPI of the price by written notice addressed to the Secretary of CPI.

            6. Term of Options. The term of each option shall be for such period as the Committee shall determine, but not more than 10 years from the date of granting thereof or such shorter period as is prescribed in sections 7, 10 and 11.

            7. Exercise of Options. Subject to sections 10 and 11 and this section 7, unless the Committee otherwise determines, an option granted under the Plan shall become exercisable in annual installments of 25% of the aggregate number of shares covered by the option on each of the first four anniversaries of the date of grant, such installments to be cumulative. In no case may an option be exercised at any time for less than 50 Common Shares (or the remaining Common Shares covered by the option if less than 50).

            An option may be exercised by written notice to CPI. Such notice shall state that the holder of the option elects to exercise the option, the number of Common Shares in respect of which it is being exercised and the manner of payment for such Common Shares; the notice shall include any representations required pursuant to section 9 and shall either (i) be accompanied by payment of the full purchase price of such Common Shares or (ii) fix a date (not more than 10 business days from the date of exercise) for the payment of the full purchase price of such Common Shares.

            Payment shall be made in cash or, unless otherwise provided in the option agreement, in Common Shares which have been owned by the holder of the option for more than six months (or, in the case of Common Shares being used for payment on the exercise of an incentive stock option, such Common Shares shall meet any longer holding period requirement set forth in Section 422(a)(1) of the Code or any successor provision) or partly in cash and partly in such Common Shares. Cash payments shall be made by cash or check payable to the order of CPI. Payments in Common

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Shares (valued at the Fair Market Value of a Common Share on the date of exercise) shall be made by delivery of share certificates in negotiable form. If certificates representing Common Shares are used to pay all or part of the purchase price under an option, a separate certificate which shall bear legends reflecting any restrictions imposed upon the Common Shares surrendered (as well as the legend required under section 9(d)) shall be delivered by CPI representing the same number of Common Shares as each certificate so used, and an additional certificate shall be delivered representing the additional Common Shares to which the holder of the option is entitled as a result of the exercise of the option. Except as provided in sections 10 and 11 and for options granted to non-employee Trustees, no option may be exercised at any time unless the person to whom such option was originally granted is then an employee of CPI. The holder of an option shall have none of the rights of a shareholder with respect to the Common Shares subject to the option until such Common Shares shall be transferred to the holder upon exercise of the option.

            Notwithstanding any contrary waiting period, installment period or other limitation or restriction in any option agreement or in the Plan, each outstanding option granted under the Plan shall become exercisable in full for the aggregate number of Common Shares covered thereby in the event the Board (or, if approval of the Board is not required as a matter of law, the shareholders of CPI) shall approve (i) any consolidation or merger of CPI in which CPI will not be the continuing or surviving corporation or pursuant to which Common Shares would be converted into cash, securities or other property, other than a merger of CPI in which the holders of Common Shares immediately prior to the merger have the same proportionate ownership of the common shares of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of CPI, (iii) the adoption of any plan or proposal for the liquidation or dissolution of CPI or
(iv) the acquisition by one or more related entities of securities representing 50% or more of the combined voting power of CPI's outstanding securities having the right to vote in the election of trustees, adjusted to appropriately reflect the assumed conversion into Common Shares of any outstanding convertible securities of CPI.

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            Notwithstanding any other provision of the Plan, CPI shall loan the funds needed to exercise an option to the holder of such option if such holder simultaneously exercises such option and exercises the option holder's rights under section 9(d) to sell all the Common Shares purchased under such option. The interest rate, the maturity date, any installments, any security and all other terms and conditions of each such loan shall be determined from time to time by the Committee, in its sole discretion; provided, however, that no installments shall be due on any such loan, nor shall any such loan mature, until the Next Determination Date (as defined in section 9) following the option holder's exercise of such holder's rights under section 9(d).

            With respect to each Common Share issued upon the exercise of an option, CPI shall deliver to the trustee of the trust in which substantially all the outstanding shares of Common Stock of CRC have been deposited for the benefit of holders of the Common Shares an amount equal to the amount with respect to CRC (the "CRC Equity") included in the purchase price per Common Share set forth in such option pursuant to clauses (x) and (y) of the definition of Fair Market Value of a Common Share in section 5 or which would have been included in the purchase price per Common Share if the purchase price had been determined under clause (i) of section 5 rather than under clause (ii) of that section; such amount shall be used by such trustee to purchase, at a price of 10 times the CRC Equity, for deposit in such trust, a number of shares of CRC Common Stock equal to 1/10 of the number of Common Shares issued upon exercise of such option.

            8. Transferability of Options. No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, except that an option holder may transfer a nonqualified stock option to his or her spouse or children, a trust or trusts for the benefit of such option holder or his or her spouse or children or a corporation or partnership all the equity interests in which are owned by such option holder or his or her spouse or children; provided, however, that any such transferee shall be required to acknowledge and agree that the option so transferred shall remain subject to this section 8 and will not be transferable except as permitted by this section 8. The designation of a beneficiary by an option holder shall not constitute a transfer. An option may be exercised, during the lifetime of the holder thereof

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(whether the optionee or a permitted transferee under this section 8), only by such holder.

            9. Restrictions on Options and Optioned Shares. (a) No options shall be granted under the Plan, and no Common Shares shall be issued and delivered upon the exercise of options granted under the Plan, unless and until any applicable Federal or state registration, listing and qualification requirements and any other requirements of law or of any regulatory agencies having jurisdiction shall have been fully complied with.

            (b) The Committee in its discretion may, as a condition to the exercise of any option granted under the Plan, require the holder of such option
(i) to represent in writing that the Common Shares received upon exercise of such option are being acquired for investment and not with a view to distribution and (ii) to make such other representations and warranties as are deemed appropriate by CPI.

            (c) All Common Shares purchased by any option holder on exercise of an option granted under the Plan shall be transferable to any party only with the consent of CPI (which may not be unreasonably withheld), except that no such consent shall be required for any transfer of Common Shares (i) in accordance with section 9(d) or (ii) to such option holder's spouse or children, a trust or trusts for the benefit of such option holder or his or her spouse or children or a corporation or partnership all the equity interests in which are owned by such option holder or his or her spouse or children but, in the event of any such transfer under clause (ii), the transferee shall be required to acknowledge and agree that the Common Shares so transferred will remain subject to the provisions of this section 9. If pursuant to the preceding sentence any holder of Common Shares shall give notice to CPI seeking CPI's consent to the transfer of any of or all such Common Shares to an entity that is not an existing shareholder of CPI, then CPI may elect in its sole discretion, to be exercised by giving a written election to the person who delivered such notice within ten business days of CPI's receipt of such notice, to purchase all but not less than all the Common Shares specified in such notice at a price per Common Share equal to the then Fair Market Value of a Common Share as set forth in section 5, such purchase to be completed by CPI not later than five business days after it so elects to purchase such Common Shares.

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            (d) Each option agreement shall provide that, for so long as the option holder or any permitted transferee under section 8 or this section 9 shall continue to hold the Common Shares acquired on exercise of the option, the option holder or such transferee, respectively, may at his or her election at any time notify CPI in writing of his or her intent to sell a specified number of such Common Shares and shall state in such notice that CPI shall either (as such option holder or transferee shall elect in such notice):

            (i) use its best efforts to have the Common Shares specified therein purchased by other CPI shareholders or third parties, subject to CPI's customary restrictions on transfer and other limitations, at a price per Common Share not less than the then Fair Market Value of a Common Share as set forth in section 5; if by the later of six months after the receipt of such notice by CPI and the date of the next written determination of an appraisal of the net asset value of CPI as described in section 5 (the "Next Determination Date") all the Common Shares covered by such notice have not been purchased by other CPI shareholders or third parties, then on the later of such dates CPI shall notify such option holder or transferee that it will buy all such unsold Common Shares at a price per Common Share equal to the Fair Market Value of a Common Share as set forth in section 5 as of such later date, and such option holder or transferee shall then have ten business days to advise CPI if he or she still wishes to sell; or

            (ii) if such notice is delivered to CPI on or before July 1 in any year, use its best efforts to have the Common Shares purchased as described in clause (1) above; and, if by the Next Determination Date such Common Shares shall not have been so purchased, purchase from such option holder or transferee the Common Shares specified in such notice at a price per Common Share equal to the Fair Market Value of a Common Share as of the Next Determination Date; provided, however, that CPI, not later than the last business day of such year, shall purchase such Common Shares from such option holder or transferee and shall pay a price per Common Share equal to the then Fair Market Value of a Common Share as set forth in section 5, and thereafter, promptly following such Next Determination Date, CPI shall pay such option holder or transferee, or such option holder or transferee shall pay CPI, as

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      the case may be, an amount per share so purchased by CPI equal to the difference between such Fair Market Values.

            (e) Stock certificates representing Common Shares acquired upon the exercise of options shall bear substantially the following legend or such other legend that may be required:

            "THE TRANSFER OF SHARES COVERED HEREBY AND CERTAIN OTHER MATTERS WITH RESPECT TO SUCH SHARES ARE GOVERNED BY AND SUBJECT TO THE PROVISIONS OF AN OPTION AGREEMENT BETWEEN CORPORATE PROPERTY INVESTORS AND THE OPTIONEE OF THE OPTION UNDER WHICH SUCH SHARES WERE ISSUED, AND NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE WITHOUT COMPLIANCE THEREWITH. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CORPORATE PROPERTY INVESTORS."

            10. Termination of Trusteeship or Employment. In the event that an option holder ceases to be a Trustee or an employee of CPI otherwise than by reason of death or total disability (as defined in section 11), such option may be exercised (to the extent of the number of Common Shares covered by the option which were purchasable by the option holder immediately prior to the termination of his or her Trusteeship or employment) at any time (i) within one year (three months in the case of an incentive stock option or, in any case, such shorter period as may be specified in the option agreement) after termination due to Retirement (as defined below) or (ii) within three months (or such shorter period as may be specified in the option agreement) after termination for any other reason; provided, however, that if the Trustee or employee shall die during such three-month period, the option may be exercised within one year after termination. In no event may an option be exercised after the expiration of its original term. Retirement shall mean, in the case of a non-employee Trustee, termination of service as a Trustee on or after the date on which such Trustee has reached 70 years of age or has served as a Trustee for more than 10 years and, in the case of an employee, the termination of employment on or after the date on which such employee has reached 62 years of age.

            In the case of employees, options granted under the Plan shall not be affected by any change of employment

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so long as the optionee continues to be an employee of CPI. Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue as a Trustee or in the employ of CPI or interfere in any way with the right of CPI to terminate his or her Trusteeship or employment at any time, with or without cause, notwithstanding the possibility that the number of Common Shares purchasable by a Trustee or employee (or by a permitted transferee under section 8) under an option may thereby be reduced or eliminated.

            11. Death or Total Disability of an Option Holder. In the event of
(i) the death of an option holder while he or she is a Trustee of or employed by CPI or (ii) an option holder becoming disabled within the meaning of Section 422(c)(6) of the Code ("total disability"), such option may be exercised in full for the maximum number of Common Shares covered by the option by a legatee or legatees of such option holder under his or her last will, or by his or her personal representatives or distributees, or by such disabled option holder, or, if such option has been transferred by such option holder pursuant to section 8, by such transferee, at any time within a period of three years after death or total disability (one year after total disability in the case of an incentive stock option), but not after expiration of the original term of the option.

            12. Adjustments upon Changes in Capitalization. The Committee, whose determination shall be conclusive, shall determine appropriate adjustments of the number and class of shares subject to each outstanding option and its option price in the event of any change in the outstanding shares of beneficial interest of CPI or the capital stock of CRC by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than regular cash dividends (i.e., dividends payable out of operating cash flow), or any like change, or any acquisition of property or stock, separation, reorganization, liquidation or the like. In the event of any such event, the aggregate number and class of shares available under the Plan shall also be appropriately adjusted by the Committee, whose determination shall be conclusive.

            13. Termination and Amendment. Unless the Plan shall theretofore have been terminated as hereinafter

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provided, the Plan shall terminate on, and no option shall be granted after,
February 4, 1998 (or December 1, 1998 if the shareholders of CPI shall approve such later date at the 1994 Annual Meeting). The Plan may be terminated, modified or amended by the shareholders of CPI. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of a majority of the outstanding shares of voting stock of CPI present and voting at a duly held meeting at which a quorum is present or acting by their written consent:

            (i) increase (except as provided in section 12) the maximum number of Common Shares as to which options may be granted under the Plan;

            (ii) change the persons eligible to receive options;

            (iii) change the manner of determining the option prices other than to change the manner of determining the Fair Market Value of a Common Share as stated in section 5;

            (iv) increase the periods during which options may be granted or exercised; or

            (v) provide for the administration of the Plan otherwise than by a Committee consisting of Trustees of CPI.

No termination, modification or amendment of the Plan may, without the consent of the individual to whom an option shall theretofore have been granted, or, if the option has theretofore been transferred pursuant to section 8, without the consent of such transferee, adversely affect the rights of such individual or transferee under such option.

            14. Effectiveness of the Plan. The Plan became effective as of February 4, 1993, since it thereafter received the approval of the holders of a majority of the outstanding Common Shares present and voting at the 1993 Annual Meeting of Shareholders of CPI.

            15. Time of Granting of Options. For all purposes of the Plan, the date of grant of an option shall be the date on which the Committee approves the granting of such option or any later date selected by the Committee as

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the date of grant. Each grantee of an option shall be notified promptly of the grant of the option, and a written agreement shall promptly be executed and delivered by or on behalf of CPI and the grantee.

            16. Tax Withholding. In connection with the issuance of Common Shares as a result of the exercise of an option, CPI shall have the right to retain, or to demand surrender of, Common Shares in value sufficient to cover any withholding tax (that is, any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld of otherwise deducted and paid with respect to such issuance), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such withholding tax, remitting any balance to the person exercising the option. For purposes of this section, the value of Common Shares so retained or surrendered shall be the Fair Market Value of a Common Share (determined as provided in section 5) on the date that the amount of the withholding tax is to be determined (the "Tax Date").

            Notwithstanding the foregoing, the person exercising an option shall be entitled to satisfy the obligation to pay any withholding tax, in whole or in part, by providing CPI with funds sufficient to enable CPI to pay such withholding tax.